EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-13369 on Form S-8 dated October 3, 1996, Registration Statement No.
333-45903 on Form S-8 dated February 9, 1998 and Registration Statement No. 333-106245 on Form S-8 dated June 18, 2003 of Volt Information Sciences, Inc. and subsidiaries of our reports dated January 11, 2007, with respect to the consolidated financial statements and schedule of Volt Information Sciences, Inc. and subsidiaries, Volt Information Sciences, Inc. and subsidiaries management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Volt Information Sciences, Inc., and subsidiaries included in this Annual Report (Form 10-K) for the year ended October 29, 2006.


/s/  ERNST & YOUNG LLP

New York, New York
January 11, 2007